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                                                                    Exhibit 99.2

                         CONSULTANT SERVICES AGREEMENT

                            Agreement Number A
                                               -----

This Agreement is made this 9th day of October, 1995 (Effective Date), between Jerry Kirk, (Consultant) and Mentor Graphics Corporation, an Oregon corporation, 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070 (Mentor Graphics).

                                   BACKGROUND

A. On October 9, 1995, M Acquisition Sub, Inc., a Delaware corporation (M Sub), Mentor Graphics, Microtech Research, Inc., a Delaware corporation (Company), signed an Agreement and Plan of Merger (Merger Agreement) under which M Sub and Company intend to merge, and under which Company will become a wholly owned subsidiary of Mentor Graphics (Merger). Capitalized terms used and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

B. Company markets embedded software and real time operating system computer software products in North America, Western Europe, Japan and the Pacific Rim directly and through a network of distributors and value added resellers.

C. Consultant is a founder, director, officer, and key employee of Company and has significant holdings in Company in the form of common stock and options to purchase common stock. In connection with the transactions contemplated by the Merger Agreement, Consultant will exchange all of those holdings for common stock of Mentor Graphics and options to purchase common stock of Mentor Graphics.

D. As an inducement to Parent to enter into the Merger Agreement, Consultant and Company have agreed that Consultant will continue providing services to Company as a consultant for two years on the terms set forth in this Agreement, and will enter into noncompete and nonsolicitation commitments for a period of three years.

                                   AGREEMENT
The parties agree as follows:

1. The Services. Consultant will provide certain services to Company or its customers on behalf of the Company as provided in attachment A to this Agreement.

2. Fees. Consultant will be paid fees for services as set forth in the applicable attachment to this Agreement. Consultant will invoice Company for services, and Company will pay all correct invoices, as provided in the applicable purchase order or attachment to this Agreement. Consultant shall reference this Agreement on all invoices.

3. Representations and Warranties. Consultant represents and warrants as follows:

       (a) The services and any designs or products resulting from such services will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright or patent rights.

       (b) The services shall not be in violation of any applicable law, rule or regulation. Consultant has complied with all Federal, state and local laws regarding business


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               permits, certificates and licenses that may be required to carry out the services to be performed under this Agreement.

       (c) Consultant maintains its own place of business and maintains a separate set of books and records that reflect all items of income and expense for Consultant's business. Consultant holds itself out as self-employed or makes its services generally available to the public.

       (d) Consultant has obtained, or will obtain, a Federal Employer Identification Number and will provide that number to Company prior to performing any services under this Agreement.

       (e) Consultant will use sound and professional principles and practices in accordance with generally accepted industry standards in the performance of services under this Agreement.

  4. Confidentiality Agreement. Consultant and Company are parties to a Confidentiality Agreement dated as of June 15, 1993 (Confidentiality Agreement). Consultant and Company agree and confirm that, notwithstanding the change in Consultant's status from employee to consultant as of the Effective Date, during the term of this Agreement. Consultant shall continue to be bound by the provisions of the Confidentiality Agreement, and such agreement is incorporated by reference into this Agreement.

5.     Section 5 intentionally omitted.

6.     Term and Termination.

       (a) The term of this Agreement shall commence on the above Effective Time and terminate twenty four months later unless terminated as provided in Paragraph 6 (b).

       (b) Each party has the right to terminate this Agreement if the other party breaches or is in default of any obligation under this Agreement and the breach or default has not been cured within 45 days after the breaching party's receipt of written notice from the other party.

       (c) Upon the termination of this Agreement by either party, each party shall promptly return to the other all tangible data, materials and other properties of the other held by it.

7.     Status as Consultant:  Non-compete and Non-solicitation

       (a) Consultant and Company are contractors independent of one another. Consultant and Company agree:

               (i) Neither has the authority to bind the other to any third person or act in any way as the representative of the other, unless expressly agreed to in writing by authorized representatives of both parties.

               (ii) Consultant acknowledges and agrees that it is not an employee of Company and is in no way entitled to participate in employee benefit programs maintained by Company for its employees. Consultant further acknowledges and agrees that it is not entitled to receive workers'


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                      compensation coverage or unemployment insurance payments
                      which might be available to Company's employees.

       (b) For a period of three years from the date of this Agreement, Consultant will not directly solicit or attempt to influence, any customer of Company or Mentor Graphics, to cease doing or reduce its business with Company or Mentor Graphics.

       (c) For period of three years from the date of this Agreement, Consultant shall not, whether as employee, officer, director, shareholder, partner or otherwise, directly or indirectly, have any interest in any entity (other than investment interests constituting less that 5% of publicly-held entities) or engage or assist others to engage in any activity in locations where the Company currently does business involving the planning, operation or management of (i) any business conducted by the Company, at the Effective Time as such term in defined in the Merger Agreement, or (ii) any business pursuing a business opportunity or a contemplated business opportunity of Company or any of its affiliates to the extent Consultant has had direct involvement with or exposure to information about the business opportunity or contemplated business opportunity of the Company or any of its affiliates during the Term.

       (d) For a period of three years from the date of this Agreement, Consultant will not hire, solicit or encourage to leave the employ of the Company or of any of its affiliates, any employee of the Company or any of its affiliates, or hire any such employee who has left the employ of the Company or any of its affiliates, provided, however, that this clause shall not apply to the hiring of employees of the Company or its affiliates (i) while Consultant is actively employed by the Company during the term of this Agreement, (ii) during the survival of the Section by a subsequent employer of Consultant so long as Consultant does not participate in any hiring or solicitation activities related to employees of Mentor Graphics or its affiliates, (iii) with Mentor Graphics prior written consent which shall not be unreasonably withheld; or (iv) of any such person who has not been employed by the Company, Mentor Graphics or their affiliates for a period of six months or more.

8. Liquidated Damages. Consultant acknowledges that; (i) Consultant possesses knowledge and skills that are of great importance to the business and intended business of the Company; (ii) Mentor Graphics is entering into the Merger Agreement in reliance on Consultant's agreement to enter into this Agreement and to comply with the covenants in $ 7 above; (iii) the loss of Consultant's services during the term would cause serious financial harm to the Company; (iv) the size of the financial loss that would occur as a result of the loss of Consultant's services during the Term would be difficult to prove given the many intangible ways in which Consultant contributes to the success of the business and intended business of the Company; and (v) it would be difficult or impossible for the Company to replace Consultant or to mitigate such financial loss through the means of a lawsuit for damages or otherwise. Accordingly, Consultant agrees to pay the amount of $10,000,000 as liquidated damages in the event Consultant (i) voluntarily terminates his engagement during the six month period following the Effective Time of the Merger (other than for death or disability); (ii) repeatedly refuses to perform duties reasonably assigned to him under this Agreement during such six month period provided the Company has previously given Consultant notice of such refusal and Consultant is given reasonable opportunity to cure the same and Consultant has failed to cure the same; or (iii) breaches his obligations under Section 7 (c) hereof during the first six months after the Effective Time. Consultant and the Company agree that the liquidated damages set forth above constitute a


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       reasonable estimate of the financial loss that would be experienced by the Company if the Company loses the benefit of Consultant's services within the six month period following consummation of the Merger or Consultant breaches section 7 (c) above during the first six months following the Effective Time of the Merger.


9. Taxes. Consultant shall be responsible for, pay when due, and indemnify Company for, all local, municipal, state, provincial and Federal taxes, imposed upon Consultant including but not limited to taxes on Consultant's income. Consultant further agrees to execute such documents as Company may require as evidence of Consultant's payment of applicable taxes.

10.    Section 10 intentionally omitted.

11. Damages. Except for damages arising out of Consultant's default of its obligations under Paragraph 7, neither party shall be liable to the other party, under any legal theory, for payment of any special, incidental, punitive or consequential damages.

12.    General Provisions.

       (a) Entire Agreement. This Agreement, including all attachments hereto, and the Confidentiality Agreement, constitutes the entire agreement between Consultant and Company on this subject matter and supersedes all prior or contemporaneous agreements, written or oral, between the parties. This Agreement may not be modified except by written document signed by an authorized representative of each party.

       (b) Notices. All notices required or authorized under this Agreement shall be given in writing and refer to this Agreement by date and title. All notices shall be effective upon delivery if delivered in person or upon mailing if mailed at a U.S. Post Office, first class mail, postage prepaid, addressed or delivered to Consultant at Consultant's address listed on page one and to Company Corporation, 8005 SW Boeckman Road, Wilsonville, Oregon 97070-7777. Attention: General Counsel or at such other address that either party provides by advance written notice to the other party.

       (c) Savings Provisions. If a court finds any provision of this Agreement unenforceable as written, then the court shall interpret, modify or strike all or a portion of that provision so as to effect as much of the parties' agreement and intent as is legally possible. Regardless of the enforceability of any particular provision, the other portions of this Agreement shall continue in full force and effect.

       (d) Waiver. No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented. No consent, waiver or excuse by either party, express or implied, shall constitute a subsequent consent, waiver or excuse.

       (e) Applicable Law. This Agreement shall be governed by the laws, excluding choice of law rules, of the State of California.

13. The parties agree that Consultant may assign his rights and obligations under this Agreement to Microsystem Services, Inc. a corporation wholly owned by Consultant provided that Consultant shall not be personally relieved thereby of his obligations under


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       sections 7(d) or 4 hereof, Consultant shall personally guarantee such corporation's performance hereunder on terms reasonably satisfactory to Mentor Graphics, and such corporation shall undertake to make Consultant available to perform hereunder. The parties agree to amend and restate this agreement to reflect such assignment promptly after it shall occur.


CONSULTANT                                    MENTOR GRAPHICS CORPORATION


By: /s/ Jerry Kirk                            By: /s/ Dean Freed
    ------------------------------                -----------------------------

Name:  JERRY KIRK                             Name:   DEAN FREED
     -----------------------------                  ---------------------------

Title:                                        Title:  General Counsel and
       ---------------------------                     Secretary
                                                     --------------------------

 Date:  10/9/95                               Date:  10/9/95
      ----------------------------                  ---------------------------


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